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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                  FORM 8-A/A-1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          AMCAST INDUSTRIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                   Ohio                                31-0258080
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(State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


7887 Washington Park Drive, Dayton, Ohio                 45459
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 (Address of Principal Executive Offices)              (Zip Code)

   If this form relates to the             If this form relates to the
   registration of a class of securities   registration of a class of securities
   pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
   Exchange Act and is effective           Exchange Act and is effective
   pursuant to General Instruction         pursuant to General Instruction
   A.(c), please check the following       A.(d), please check the following
   box. [ ]                                box. [ ]

Securities Act registration statement file number to which this form relates:
                                                                       N/A
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                Name of Each Exchange on Which
         to be so Registered                Each Class is to be Registered
         -------------------                ------------------------------
                 None                                None

Securities to be registered pursuant to Section 12(g) of the Act:

                       Rights to Purchase Preferred Shares
                       -----------------------------------
                                (Title of class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         On February 24, 1998, Amcast Industrial Corporation (the "Company") entered into an Amended and Restated Rights Agreement with First Chicago Trust Company of New York, as Rights Agent (the "Restated Rights Agreement"). The Restated Rights Agreement amended and restated the Rights Agreement, dated as of February 24, 1988, between the Registrant and Bank One, Indianapolis, N.A. The following summary reflects the material terms of the Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Rights Agreement filed as an exhibit hereto, which is hereby incorporated by reference.

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

RIGHTS TO PURCHASE PREFERRED SHARES

         The Board of Directors of the Registrant in February 1988 declared a dividend consisting of rights (the "Rights") to purchase Series A Preferred Shares of the Company. One of the Rights was distributed to the holder of each Common Share outstanding on February 25, 1988, the record date for the distribution. Rights have been and will continue to be distributed with Common Shares issued by the Company after the record date but before the expiration of the Rights or the occurrence of a "flip-in" event, as described below.

         When the Rights become exercisable, the holder of each of the Rights will be entitled to purchase one one-hundredth of a Series A Preferred Share of the Registrant for $100.00. The Rights will become exercisable at the close of business on the earlier of (1) the 20th calendar day after a public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Common Shares (a "share acquisition date") or (2) any earlier date designated by the Registrant's Board of Directors.

         Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of Common Shares also will constitute a transfer of the associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. At that time, separate certificates representing the Rights will be mailed to holders.

         Twenty days after a "share acquisition date," each of the Rights will "flip-in" and become the right to purchase one Common Share of the Company for $1.00 per share. Upon the occurrence of a "flip-in" event, Rights held by a person or group that beneficially owns 15% or more of the outstanding Common Shares, and Rights held by certain transferees of any such person or group, will become void.

         The exercise price and the number of Series A Preferred Shares of the Registrant to be purchased upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.


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         The Board of Directors may redeem the Rights for $.01 each at any time before the 20th calendar day after a "share acquisition date" or the earlier expiration of the Rights.

         The terms of the Rights are set forth in an Amended and Restated Rights Agreement (the "Restated Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent. The provisions of the Restated Rights Agreement may be amended by the Board of Directors to cure any ambiguity or correct any defect or inconsistency. Prior to the close of business on the 20th calendar day following the occurrence of a "share acquisition date," the Restated Rights Agreement also may be amended to make any other change that the Board of Directors deems to be consistent with the purposes of the Restated Rights Agreement and not adverse to the interests of the Company and its shareholders.


ITEM 2.    EXHIBITS.

         See Index to Exhibits at page 3.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   AMCAST INDUSTRIAL CORPORATION



Date: February 24, 1998            By:  /s/ Denis G. Daly
                                       --------------------------------
                                       Denis G. Daly
                                       Vice President, General Counsel and
                                       Secretary



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                                INDEX TO EXHIBITS
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Exhibit No.       Exhibit Description
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      1           Amended and Restated Rights Agreement, dated as of February
                  24,1998, between Amcast Industrial Corporation and First Chicago Trust Company of New York, as Rights Agent, including as Exhibit B thereto the form of Rights Certificate.



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